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                                                                    EXHIBIT (12)

                             CMS ENERGY CORPORATION

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                PREFERRED SECURITIES DIVIDENDS AND DISTRIBUTIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------
                                                              RESTATED    RESTATED
                                                     2002       2001        2000      1999    1998    1997
                                                     ----     --------    --------    ----    ----    ----
                                                      (B)      (C)         (D)                (E)
                                                                     (MILLIONS OF DOLLARS)
EARNINGS AS DEFINED(A)
Consolidated net income..........................    $(620)    $(448)      $  43      $277    $242    $244
Discontinued operations..........................      222       210         (83)       14      12      (1)
Income taxes.....................................       23       (98)         34        63     100     108
Exclude equity basis subsidiaries................      (34)       --        (171)      (84)    (92)    (80)
Fixed charges as defined, adjusted to exclude
  capitalized interest of $16, $35, $47, $41,
  $29, and $13 million for the years ended
  December 31, 2002, 2001, 2000, 1999, 1998, and
  1997, respectively.............................      551       618         558       594     393     360
                                                     -----     -----       -----      ----    ----    ----
Earnings as defined..............................    $ 142     $ 282       $ 381      $864    $655    $631
                                                     =====     =====       =====      ====    ====    ====
FIXED CHARGES AS DEFINED(A)
Interest on long-term debt.......................    $ 401     $ 416       $ 420      $502    $318    $273
Estimated interest portion of lease rental.......       29         6           7         8       8       0
Other interest charges...........................        5        82          34        62      47      49
Preferred securities dividends and
  distributions..................................      132       149         144        96      77      67
                                                     -----     -----       -----      ----    ----    ----
Fixed charges as defined.........................    $ 567     $ 653       $ 605      $668    $450    $397
                                                     =====     =====       =====      ====    ====    ====
Ratio of earnings to fixed charges and preferred
  securities dividends and distributions.........       --        --          --      1.29    1.46    1.59
                                                     =====     =====       =====      ====    ====    ====

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NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2002, fixed charges exceeded earnings by $425 million. Earnings as defined include $598 million of asset revaluations and other charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.31 excluding these amounts.

(c) For the year ended December 31, 2001, fixed charges exceeded earnings by $371 million. Earnings as defined include $240 million of asset revaluations and other charges.

(d) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.17 excluding this amount.

(e) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.